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Emergent BioSolutions Inc.

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The Investor Case for the Stock Plan Proposal Emergent BioSolutions Inc. April 2026

The Investor Case for the Stock Plan Proposal Emergent recent history and context We are asking for approval now because our existing share reserve is effectively depleted and no longer supports a normal, competitive equity program for a company in our position. • Context – who we are. Emergent is a specialized public-health company with biodefense products and commercial opioid overdose-reversal products. • We experienced significant business disruption associated with Covid-related manufacturing issues in 2021–2022, resulting in a share price reduction from $137.61 (2020) to $1.42 (February 2024). • We hired a new CEO and initiated a multi-year turnaround beginning in February 2024. • We invested significant resources to improve quality performance, and all of our manufacturing sites are currently NAI or VAI. • We made real progress in 2024–2025, including materially better profitability (Adjusted EBITDA was negative in 2023 and increased to $183 million in 2024 and $205 million in 2025). • Adjusted gross margin improved by 900 bps from 2024 (45%) to 2025 (54%). • We reduced overall business risk with significant net-debt reduction of $373 million, from year-end 2023 ($757 million) to year-end 2025 ($384 million). Net-debt leverage improved from 9.9x in 2024 to 1.9x at year-end 2025. • We have resolved legacy Covid litigation. • Our turnaround plan is generating shareholder value: the share price has increased approximately 450% since February 2024 (from $1.42 to $8.00). • Why this matters for shareholders: Early progress on the turnaround suggests that maintaining our current equity structure is the better path to maximizing long-term returns. 2

The Investor Case for the Stock Plan Proposal Q1: Why are you asking shareholders to approve this stock plan proposal now? A: We are asking for approval now because our existing share reserve is effectively depleted and no longer supports a normal, competitive equity program for a company in our position. • Limited remaining capacity: As of March 6, 2026, only 453,248 shares remained available for grant under the current plan. • Contingent 2026 grants: In March 2026, we granted 2,043,910 shares in annual equity awards on a contingent basis, which will be forfeited if shareholders do not approve this proposal. • One-year bridge, not a stockpile: If the proposal is approved, we expect to have about 3.4 million shares available for future awards after taking the contingent awards into account, which we estimate will support approximately one year of grants, not a multi-year stockpile. • We still have more to do--- investing our cash resources in R&D, Quality systems and business development opportunities. • Keeping a modest, competitive equity pool in place now helps us attract and retain talent while preserving cash, which we believe better supports long-term value. 3

The Investor Case for the Stock Plan Proposal

Q2: ISS says dilution and burn rate are high. Why do those numbers look elevated here?

A: We understand that concern, and we are not suggesting the headline numbers are low; however, we believe the ISS metrics overstate the economic impact of this request given our buybacks, headcount mix changes, underwater options, and the supportive view of another major proxy advisor.

- **ISS view:** ISS calculates total dilution at **30.66% on a basic basis** and **22.63% on a fully diluted basis**, and a **three-year value-adjusted burn rate of 7.17%**, which is above its benchmark.
- **Repurchases distort the percentages:** Recent share repurchases reduce the share-count denominator, which makes percentage-based dilution and burn-rate figures look higher than they would otherwise. Emergent repurchased **approximately $25 million of stock in 2025 (about 3.1 million shares)** and authorized a new **$50 million repurchase plan in February 2026**. **Total overhang dilution without the proposed 5.0 million-share increase is 21.0%, or 19.8% excluding the impact of the $25 million repurchase.**
- **Excluding the impact of the 2025 repurchase, total dilution from this 5.0 million-share stock plan proposal would have been 28.9%.** While the 2026 repurchase authorization **could further elevate reported dilution**, **these repurchases are strategic and beneficial to shareholders**, and we do not believe companies should be discouraged from returning capital to manage a proxy-advisor metric.
- **Headcount and mix changes:** Through the transformation, **overall headcount has come down**, but many of the reductions were in **line-employee roles that historically received little or no equity**. As a result, **share usage does not decline in a straight line with headcount**. In addition, the company has **shifted employees below the VP level toward RSUs**, a more targeted and straightforward form of equity for that group.
- **Legacy overhang and underwater options:** There are also optical issues in the overhang. As of **March 6, 2026, 24% of the shares underlying outstanding options were underwater**; excluding those options would **reduce overhang from 24.0% to 21.0%**. In other words, part of what the ISS screen captures is **legacy overhang from currently out-of-the-money options**, not just new value transfer.
- **Other independent perspectives:** ISS is not the only analytical voice in the market. **Glass Lewis reviewed the same proposal against a broad pharma/biotech peer group and recommended a “for” vote**, finding **no material concerns**.

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The Investor Case for the Stock Plan Proposal Q3: What happens if the proposal does not pass? A: If the proposal does not pass, all 2026 contingent awards covering 2,043,910 shares will be forfeited, and the company will be left with only 453,248 shares available under the current plan. That would severely limit our ability to continue granting equity in the ordinary course. The lost contingent 2026 LTI program will need to be replaced with cash to remain competitive. • Recent progress and momentum: In 2025, the company improved • Greater reliance on cash: We would still need to attract, retain and reward adjusted gross margin to 54.0% (from 45.0% in 2024), generated net employees, but would have to lean much more heavily on cash income of $52.6 million (versus a loss in 2024), delivered adjusted compensation, which is not the better answer at this stage of the EBITDA of $205 million, repaid $100 million of debt, and continued turnaround, when preserving flexibility is critical. to simplify the business. • We are an operating company, not a pre-revenue biotech: Emergent is • Purpose of the additional reserve: The additional share reserve, an operating company with real products, government-facing which we expect to support approximately one year of grants, is programs and a specialized workforce in highly regulated markets, not a intended to help us attract, retain and motivate experienced and pre-revenue biotech asking shareholders to underwrite early-stage science. capable employees at all levels as a core retention and recruiting tool Therefore, strong financial performance is important. The use of cash will while we continue executing this transformation in a competitive labor increase expense and will hurt that performance, and could potentially limit market. investment in the business / R&D. 5

The Investor Case for the Stock Plan Proposal

Q4: How rigorous and shareholder-aligned is the plan and the company's actual equity program?

A: We believe our program has demonstrated meaningful rigor and alignment with shareholders.

- **Real performance accountability:** As of March 6, 2026, **24% of the shares underlying outstanding options were underwater.** Our PSU outcomes also show genuine downside: the **2021–2023 PSU cycle paid out at 0% (fully forfeited)**, and the **2023–2025 PSU cycle paid out at 25% of target.**
- **Performance-oriented executive mix:** For 2025, the CEO's annual equity mix was split between **stock options and PSUs tied to rigorous adjusted EBITDA targets**, while the other NEOs received a combination of **options and RSUs**. For 2026, our CEO's annual equity award was **25% stock options, 25% contingent RSUs and 50% contingent PSUs.**

- **Investor-friendly plan design:** The plan includes several structural protections:
  - **No evergreen provision**
  - **No repricing without shareholder approval**
  - **No discounted options or SARs**
  - **No dividends on unvested awards**
  - **One-year minimum vesting requirement**
  - **Double-trigger change-in-control vesting**
  - **$1 million non-employee director cap**
  - **Independent-director administration of non-employee director awards**
- **Independent proxy advisory firms** have also recognized these shareholder-friendly features in their evaluations.

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The Investor Case for the Stock Plan Proposal Q5: Why should investors trust the Compensation Committee’s judgment and oversight here? A: The Compensation Committee is fully independent and brings deep, directly relevant experience to Emergent’s equity and pay decisions. • The Committee takes a very thoughtful and deliberate approach to • Don DeGolyer (Chair): Brings 40 years of healthcare and corporate making compensation decisions. The Committee considers the leadership experience, including senior roles at Vertice Pharma, Endo following factors in making pay determinations: pay for and Sandoz. He has also served on the boards of HLS Therapeutics and performance alignment, individual contributions and criticality, peer TYME Technologies, where he chaired the compensation committees. group / market practices, share utilization, cash expense, and proxy • Keith Katkin: A seasoned public-company pharma executive, formerly advisory firm and institutional investor policies. CEO of Urovant and Avanir, and currently a board member at Eledon • The rigor of our program is demonstrated as follows: Pharmaceuticals and Syndax Pharmaceuticals. th o 50 percentile market targeting for equity compensation • Ronald Richard: A long-tenured independent director with senior leadership experience spanning the Cleveland Foundation, In-Q-Tel, o Transparent proxy disclosure on how performance drive payouts government service and biotech advisory work. (annual incentives and completed PSU cycles) • Taken together, we believe their backgrounds support the view that grant o Adoption of leading governance practices, including a clawback and plan decisions at Emergent are being made by a group that policy, stock ownership guidelines and Insider Trading Policy understands both talent markets and shareholder expectations. 7